U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

FOR THE YEAR ENDED: December 31, 2020

AND THE PERIOD ENDED: December 31, 2019

HIS Capital Fund III, LLC
(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

2151 Consulate Dr., Suite 6

Orlando, FL 32837

(407) 347-6461

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Class A Interests

(Title of each class of securities issued pursuant to Regulation A)

Forward Looking Statements

This Annual Report on Form 1-K of HIS Capital Fund III, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in the HIS Capital Fund III, LLC Offering Circular filed pursuant to Regulation A, or the Offering Circular dated February 19, 2021, under the caption “RISK FACTORS” and which are incorporated herein by reference to the Offering Circular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

2

3

ITEM 1. BUSINESS

Overview

HIS Capital Fund III, LLC is an emerging growth company which was formed on November 8, 2019. We have commenced fundraising and have been deploying the capital raised as outlined in our offering circular. As of September 30, 2021 the Company has raised a total of $1,852,805 through Class A interest sales and has leveraged its private lending arm to deploy capital in bridge loans, which is our first step in our investment strategy. Once we grow the loan pipeline, we will begin to implement other strategies, like ground up, flips, and income producing property.

The investment objective of the Company is growth and income generation. The Company seeks to achieve this objective by investing Company funds into: (i) distressed and/or turnkey commercial and/or residential real estate investments and (ii) commercial and/or residential business purposes loans secured by a first or second priority mortgage or deed of trust. There can be no assurance that the Company will achieve its objective or its target return or that it will not incur losses.

The majority of the funds of the Company will be used to make opportunistic acquisitions in value-add turnkey performing cash-flowing properties and core plus fixed income residential and commercial mortgages or deeds of trust, in each case, at attractive prices.

The Company intends to construct a stable portfolio of income-producing and equity driven real estate assets at prices that the Manager believes reflect a discount from its previous sale price, appraised value, or replacement cost. The Manager believes that this strategy will provide the Company with capital appreciation as markets stabilize and recover in the future.

Management will pursue those areas where the properties directly owned by the Company, can be easily rented and where the rental income can cover all yearly expenses with an expected positive cash flow, or where the residential and commercial mortgages and deeds of trust invested in by the Company can be monetized to create positive cash flow. The Manager may proceed with an early property sale if this will produce an immediate profit. A rent-to-own contract may also be used upon the discretion of the Manager.

The Manager will perform an expanded due diligence to obtain a comprehensive evaluation of each property prior to considering any purchase on behalf of the Company.

The Company intends to primarily invest into: (i) distressed and/or turnkey commercial and/or residential real estate investments and (ii) commercial and/or residential business purposes loans secured by a first or second priority mortgage or deed of trust, in each case, in the United States; however investments by the Company also may take a broad variety of forms and may include, without limitation, various real estate related financial instruments such commercial mortgage backed securities, residential mortgage backed securities and securities issued by real estate investment trusts. The Company may periodically maintain all or a portion of its assets in money market instruments and other cash equivalents and may not be fully invested at all times.

The Manager has complete flexibility in determining the assets, instruments and markets in which the Company may invest and the investment techniques the Company may use to achieve their investment objectives.

Utilizing the combined experience of the Manager’s management team, over the last decade the Principals have built a fundamentally sound and generally profitable real estate enterprise. Leveraging those relationships and expertise allows the Manager the opportunity to implement a value-based investment approach in the United States and abroad. The team specializes in uncovering on- and off-market properties both distressed and under- performing with the expectation of long-term value growth potential. In addition to the Manager’s commercial and development investments, the seasoned team focuses on the acquisition of distressed residential assets in the Southern California and Central Florida. Although the Manager may acquire assets in other markets, the Manager believes it is critical to maintain a local presence to properly manage the acquisition, renovation and disposition of properties. The Manager employs a variety of acquisition strategies to fulfill the requirements of its flexible operating model.

4

The Manager’s investment philosophy is to maximize the potential of every single asset as follows:

•

Acquisitions – Knowledge of the local markets is necessary for an understanding of area trends, demographics and municipal insights, allowing the Manager to acquire what it expects to be quality income producing assets at discounts to replacement costs.

•

Renovation/ Tenant Improvements – The Manager plans to rapidly and proactively addresses any capital structure, physical, or operating issues pertaining to the assets to prepare for one of the following dispositions: long-term leasing, retailing, private financing or other disposition.

•

Mortgages and Deeds of Trust- The Manager plans to deploy capital for investment in loans secured by first or second priority mortgages and deeds of trust originated by business purpose lenders with emphasis in residential and or commercial real estate investments.

Special Purpose Entities

Throughout the Offering Circular, in reference to “acquisitions,” the Company intends to acquire interests in “special purpose entities,” also known as “SPEs.” The SPEs will hold title to property acquisitions. The Company, in turn, will invest in the SPE.

Objectives

The Company has definite objectives to fulfill its strategy. These include:

•

Penetrate the market of providing real estate opportunities for qualified individuals and/or business entities interested in achieving financial success by taking advantage of real estate investment opportunities in Florida, Georgia, and California and within the United States (however, the Company will not limit itself geographically); and

•	Increasing profits as allowed by market conditions.

The Company will look to buy single-family and commercial properties, in growth areas for the best possible price, thereby giving the Company an instant competitive advantage. A potential investor should note that the above criteria is subject to change according to market conditions.

Generally, the Company will seek opportunities which meet the following criteria:

Type of Investment	Income
Acquisition Cap Rate	4	%+
Pro-Forma Cap Rate	5	%+
Cash on Cash at Purchase	3%
Cash on Cash at Pro-Forma	7	%+
Leverage	60% - 80%
Capital Improvement	Minimal to $15,000/unit

Investment Strategy

The Company is seeking to invest in real estate assets in the United States particularly targeting in Florida, Georgia, and California. However, the Company will not limit itself geographically.

5

Under normal circumstances, the Company intends to invest the Company’s net assets (plus the amount of borrowings for investment purposes) in real estate and real estate-related investments, which will be comprised of the following primary asset classes:

(i)	Direct Real Estate Investments (commercial properties and single-family properties),

(ii)	Private Commercial Real Estate (CRE) Investment Funds,

(iii)	Debt Investments.

The company offers short-term, first deed of trust loans secured by real estate to fund the acquisition, renovation, rehabilitation or development of residential or commercial properties.

Why First Trust Deed/Mortgage Investing Income

Professional single-family home renovators have special requirements, such as short funding timelines that traditional institutional lenders are unwilling to accommodate. This provides an opportunity for private lenders who cater to this market to command premiums on their capital.

Principal Protection

HIS loans are secured by a first lien on a house. Borrowers typically provide 20%-25% of the capital needed to buy the house. Additionally, professional developers enhance the value of the collateral through renovations that they fund with their own equity.

Diversification

Real estate including real estate debt is an important component of a well-diversified portfolio. An allocation to first trust deeds can reduce overall portfolio volatility and increase returns, as first trust deeds are not well correlated with either the stock or bond markets.

To this end, the Company’s overall strategy is to:

1)

Identify commercial properties and single-family properties in quality locations in the Company’s target markets, where the Company can add significant value through third-party hands-on management and/or appreciation potential;

2)	Buy those communities at below-market prices, or at market prices where there is sufficient upside potential to obtain above-market returns over the long term;
3)

Make physical alterations and other improvements to those communities, where the Company can achieve significant benefit with minimal capital outlay which properties may be sold without being rented; and

4)	Through third-party management, increase the rents to increase the overall value of the property.
5)	Lend capital that is not otherwise invested in property to real estate entrepreneurs purchasing, rehabbing and leasing similar properties to those as the Company purchases.

Lending Underwriting Requirements

The Company intends to have the following underwriting requirements for borrowers in the following asset classes:

Residential Bridge Financing Program with terms of 12 to 24 months

Loan Size: $25,000 to $2,000,000

Loan Purpose: Residential business purpose

Loan Strategy

•	Acquisition

•	Refinance

6

Fix loans:

•	Fix to rent

•	Fix and flip

Bridge loans:

•	Buy to rent

•	Bridge

Property Types: Single-family residential (1-4 units)

Loan-to-Value (LTV): Maximum loan advance rates:

•	80% of “as-is” LTV

•	90% loan-to-purchase-price (LTPP), for acquisitions

•	100% cumulative-loan-to-value (CLTV)

•	70% loan-to-after-repair-value (LTARV), for loans with construction reserves

•	The maximum for cash-out refinance is 65% LTV and 60% LTARV

Loan advance rates are contingent on loan terms, such as cash-out, loan strategy, subordination, FICO, and other characteristics.

Term: 3 to 24 months remaining; terms longer than 24 months will be considered on a case-by-case basis.

Lien Type: Generally First-position trust deeds and mortgages. 2nd position will be considered on a case-by-case basis.

Locations: United States (except MN, ND, SD, ND, VT, WV, NV.)

No rural properties. Generally, if there are fewer than three sales comps within three miles, the property will be considered rural.

Recourse: Recourse in the form of a personal guaranty is required for entity borrowers, including trust borrowers. At least one guarantor must be an owner of the borrowing entity. Individual borrowers are allowed.

Construction Management: Require approved third-party construction management to oversee the draw process, including inspections. Upon submission of draw requests, we will collect third-party progress inspection reports, lien releases, and receipts in order to determine approval of draw request. Loans with construction reserves that exceed $250k or 40% of the unpaid principal balance are subject to a higher level of due diligence and require case-by-case approval.

Borrower/Guarantor Characteristics

Borrower Type: U.S. entity required

600 FICO, No foreclosures, bankruptcies, or short sales in past 24 months (exception will be considered on a case-by-case basis with compensating factors)

7

Borrower/Guarantor Track Record: At least one previous project is required for rehab loans (exceptions on a case-by-case basis). No track record is required for buy to rent and bridge loans

OFAC (Background) Checks: Required for all borrowers and guarantors.

30 Year Investor Rental Program

Type : Non-owner occupied investor loans for 1-4 unit residential properties

Property Requirements: Minimum $100,000 value 1-4 unit, townhouse, warrantable condo

Loan Size: $75,000 to $1,000,000

Leasing Status:

•	Vacant acquisitions allowed

•	Refinance must be leased

Borrower Background:

•	Minimum 650 FICO

•	No foreclosures, bankruptcies, or short sales in past 60 months

•	US. Entity

•	Six months of reserves at time of close

Borrower Type: U.S. entity required.

Borrower/Guarantor Track Record: At least one previous project is required (exceptions on a case-by-case basis).

OFAC (Background) Checks: Required for all borrowers and guarantors

Borrower Recourse: Required.

Locations: United States (except MN, ND, SD, ND, VT, WV, NV.) No rural areas.

Maximum Leverage Ratios:

•	As Is Loan-to-value (LTV): 80%

•	Property debt-to-income (PDTI): 90%

•	Minimum Debt Service Coverage Ratio (DSCR): 1.25

•	Maximum Loan to Cost (LTC)/Loan-to-purchase price (LTPP): 80%

8

Multifamily & Commercial Bridge Financing Program up to 24 months

Loan Size:

•	Multifamily $250,000 to $3,500,000

•	Other Commercial Asset Types: $500,000 to $3,000,000

Loan Strategy:

•	Bridge to stabilization,

•	Refinance

•	Construction loan takeout, or sale

•	Renovation

•	Investment

Property Types : Multifamily 5+ units, industrial/warehouse, Office

Loan-to-Value (LTV) Maximum:

Multifamily:

•	As-is LTV: 75% (or 65% for cash-out refinance)

•	LTC (loan-to-cost): 85%

Other Asset Types:

•	As-is LTV: 65%, or 55% for cash-out refinance

•	LTPP (loan-to-purchase-price), acquisitions only: 65%

•	LTC (loan-to-cost), refinance only: 75%

Terms: 6-24 months

Lien Type: 1st Mortgage or Deed of Trust

Location: United States. Generally, primary and secondary MSAs (excluding MN, ND, SD, ND, WV, NV.) There will be an extra level of scrutiny on properties that greatly exceed the normal values of their submarket. Rural locations are excluded.

Borrower Recourse: Required.

Borrower/Guarantor Characteristics

9

Borrower Background:

•	Minimum 600 FICO

•	No foreclosures, bankruptcies, or short sales in past 36 months

•	U.S Entity

•	Six months of reserves at time of close

Borrower Type: U.S. entity required.

Borrower/Guarantor Track Record: At least one previous project is required. (exceptions on a case-by-case basis).

OFAC (Background) Checks: Required for all borrowers and guarantors.

D). Multifamily & Commercial Permanent Programs

Loan Size: 100K-1MM

Loan Strategy: Acquisition, Refinance,

Property Types : Multifamily, Office, Retail, Self Storage, Warehouse, Auto repair, hotel/motels, light industrial, office condos, office warehouse

Loan-to-Value (LTV) Maximum: Multifamily, mixed use, office, retail 70%, Other asset types 60-65%

Prepayment Penalty: Declining 5%-4%-3%-2%-1% Prepay Penalty

Term: 25 years fully amortized, no balloon payment

Lien Position: 1st

Location: 42 states except for Alaska, Alabama, Hawaii, Michigan, Nevada, North Dakota, Vermont and West Virginia.

Borrower Recourse: Required.

Borrower/Guarantor Characteristics

Borrower Background:

Minimum 600 FICO

No foreclosures, bankruptcies, or short sales in past 60 months

Borrower Type: U.S. entity required.

Borrower/Guarantor Track Record: At least one previous project is required. (exceptions on a case-by-case basis)

OFAC (Background) Checks: Required for all borrowers and guarantors.

E). Ground Up Construction Bridge

10

Loan Purpose: Ground Up Construction of 1-4 Family investment properties

Loan Size: $75K-$1MM

Term: 12-18 months

Maximum Loan to Cost (LTC):

50% land (no permits)+ up to 100% construction cost

65% land (with permits)+ up to 100% construction cost

Maximum ARV Loan to Value: 65%

Construction Management: Require approved third-party construction management to oversee the draw process, including inspections. Upon submission of draw requests, we will collect third-party progress inspection reports, lien releases, and receipts in order to determine approval of draw request.

Locations: United States (except MN, ND, SD, ND, VT, WV, NV.) No rural areas

Borrower/Guarantor Characteristics

Borrower Type: U.S. entity required.

Borrower/Guarantor Track Record: Three (3) previous Ground up projects is required (exceptions on a case-by-case basis).

OFAC (Background) Checks: Required for all borrowers and guarantors.

•	Minimum 650 FICO

•	No foreclosures, bankruptcies, or short sales in past 60 months

Due Diligence & Financing

When the Company identifies a location or a potential property, it will secure the necessary financing, sign a contract and place an escrow deposit to be held with the designated escrow agent. The Company will take the time necessary to complete all its due diligence to the property including: site inspection, reviewing all leases, income and expenses, and may secure a first mortgage on the property. After the due diligence process has been completed, the Company will determine whether the property is suitable or not.

If property is not suitable, the Company will cancel the contract and look for the next opportunity.

Refinancing

During the initial 36 months of owning and managing a particular property, the Company will analyze the market conditions in the area where the project is located. Simultaneously, we will investigate current interest rates. The Company will then decide whether the property should be maintained, refinanced, restructured (i.e. condominium conversion), or sold (disposition).

In some circumstances, the Company may also acquire notes in exchange for Interests in the Company. Below are the underwriting requirements for purchasing such assets with Interests.

11

Performing Whole Loans:

As long as the 1st and or 2nd mortgage was originally originated by HIS Capital Funding and or one of its approved lenders, HIS Capital FUND III will be able to accept a trade from the whole loan mortgage for shares in the Company. This is for any and all loans within the criteria below:

•	The Limited Partner assigns the mortgage for up to and no more than 100% of the face value of the loan along with the servicing rights. Example: If the loan originated is $100,000.00, the FUND III will not be able to exceed giving him more than $100,000.00 in shares with FUND III. It may purchase it at a lower value but not over what the face value of the loan is.

•	100% of the interest the Limited Partner is earning from that loan will be transferred to FUND III. Example: If the Limited Partner is earning 8% interest rate, all 8% interest will be owed to FUND III on a Per Diem interest until payoff.

•	FUND will not accept any interest under 7% annualized, unless the loan was discounted or management has another exit strategy when the loan is transferred as shares in FUND III.

•	Maximum remaining term of the loan is 60 months to accept, unless I management has an exit strategy in place at the time of transfer to shares in FUND III

•	The loan types will be conforming to HIS Capital Funding’s traditional loan programs and also operating partner higher leverage loans with equity participation as long as the equity participation is also being transferred to FUND III.

•	All Loans must be diligence by HIS Capital Funding to ensure they still conform to the proper risk mitigation specifications.

•	We cannot exceed 100% of the unpaid balance of principal. So in the event that the borrower has already contributed a principal pay down, those funds will be discounted from the transfer of shares. For example: If a loan originated at $100,000.00 and the borrower has paid down $20,000.00, the amount eligible for transfer can not exceed $80,000.00. Depending on circumstances, the balance can be lower.

Non Performing Whole Loan:

•	The Limited Partner assigns the mortgage for up to and no more than 100% of the face value of the loan with servicing rights. Example: If the loan originated is $100,000.00, the FUND III will not be able to exceed giving him more than $100,000.00 in shares with FUND III. It may purchase it at a lower value but not over what the face value of the loan is. The only exceptions would be done on a case by case and the profitability of the project would have to meet management requirements

•	100% of the interest the Limited Partner is earning from that loan will be transferred to FUND III including but not limited to any prior accrued default interest, late fees and accrued perdiem interest.

•	FUND will not accept any interest under 7% annualized, unless the loan was discounted or management has another exit strategy when the loan is transferred as shares in FUND III.

•	Maximum remaining term of the loan is 60 months to accept, unless I management has an exit strategy in place at the time of transfer to shares in FUND III

•	The loan types will be conforming to HIS Capital Funding’s traditional loan programs and also operating partner higher leverage loans with equity participation as long as the equity participation is also being transferred to FUND III.

•	All Loans must be diligence by HIS Capital Funding to ensure they still conform to the proper risk mitigation specifications.

•	We cannot exceed 100% of the unpaid balance of principal. So in the event that the borrower has already contributed a principal pay down, those funds will be discounted from the transfer of shares. For example: If a loan originated at $100,000.00 and the borrower has paid down $20,000.00, the amount eligible for transfer can not exceed $80,000.00. Depending on circumstances, the balance can be lower.

12

Borrower Payment Dependent Promissory Note:

•	The Limited Partner may sell its Borrower Payment Dependent Promissory Notes as long as the mortgage conforms to HIS Capital Funding criteria and that other lender executes the proper legal documentation to properly.

Example: If the mortgage is $100,000.00 and the Limited Partner owns a Borrower Payment Dependent Promissory Note for $50,000.00, the FUND III will consider assuming the BPDN and offer Limited Partner shares with FUND III. It may purchase it at a lower value but not over what the face value of the loan is.

•	100% of the interest the Limited Partner is earning from that loan will be transferred to FUND III including but not limited to any prior accrued default interest, late fees and accrued Per Diem interest.

•	FUND will not accept any interest under 7% annualized, unless the loan was discounted or management has another exit strategy when the loan is transferred as shares in FUND III.

•	Maximum remaining term of the loan is 60 months to accept, unless the management has an exit strategy in place at the time of transfer to shares in FUND III

•	The loan types will be conforming to HIS Capital Funding’s traditional loan programs and also operating partner higher leverage loans with equity participation as long as the equity participation is also being transferred to FUND III.

•	All Loans must be diligence by HIS Capital Funding to ensure they still conform to the proper risk mitigation specifications

Market Outlook and Opportunity

The Manager believes that there is a market opportunity due to the following factors:

Identifying Properties for Purchase

The Manager will use its extensive network and highly specialized criteria for identifying, quantifying and qualifying investment opportunities.

The Manager intends to saturate its extensive relationships and network in each identified market to identify the very best opportunities. The intent is to invest in digital marketing, direct marketing, and the power of the Manager’s referral network to generate leads for properties and motivated several. The Manager also intends to leverage its contacts with investors and borrowers to bring forth opportunities to the Company for investment purposes.

The Manager’s goal is to identify the right property in the right market and potentially acquire it before it even hits the general market.

Post-Purchase Strategies

The Manager intends that the properties will be held for the duration of the Company until the property is refinanced or sold. The Company intends to operate for five (5) years.

13

The Company intends to hold or resell properties with the intention of increasing values prior to sale of the property. The Company intends to use third-party management to cure inefficiencies in the management, cure deferred maintenance, and deploy strategic capital upgrades aimed increasing income and enhancing investor returns. The increase in cashflow should result in an increase in value so that the Company may sell or refinance the property for a profit at its proposed exit time of five (5) years.

The Company will look to maximizing cash flow until sale, refinance or other disposition. The Company will also analyze market conditions and support the investment with multiple exit strategies to optimally exit each investment.

Joint Venture Partners

The Company may acquire Properties or other real estate related investments from, or invest, co-invest, joint venture or participate with, affiliates of our Manager or other real estate developers and investors, as determined by the Manager in its sole discretion. The purchase price of any Property or real estate related investment acquired from or sold to an affiliated party will be based upon the fair market value of the asset established by a third-party appraisal or fairness opinion that is dated within the last 120 days prior to the transaction.

The Manager has relationships with real estate entrepreneurs (“sponsors”) with whom it may, in some limited circumstances, seek to co-invest, joint venture or otherwise participate in certain investments that either the Company identifies, or the sponsor identifies. In the event of such co-investments or participation, including transactions with affiliates, the Manager will seek to secure such investments on behalf of the Company so that it is within the investment and return goals of the Company.

However, in some instances, these sponsors may require a right to receive a priority or pari-passu of return. In such event, the Manager will have the discretion to decide if the projected returns to the Company, after risk adjusting for such priority, warrant proceeding with the investment.

When and if the Manager utilizes its relationships with such sponsors, separate promote structures may be established between the Manager and the co-investor or participant, which may directly benefit the Manager or an affiliate of the Manager, separate from any compensation the Manager may earn as Manager of the Company. Any separate benefit shall be paid directly to the Manager or by the co-investors and participants, and not from Company funds or its Manager.

In some circumstances, the Manager may elect to co-invest with a third-party that the Manager also controls or has some control. The Company will take the same approach with a third-party as if entering into the transaction with a sponsor as discussed above.

Financing Strategy

Once the proceeds of this Offering have been fully invested, the Company expects our debt financing will be in the range of approximately 60% to 80% of the aggregate value of real estate investments and other assets. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as the management determines to be appropriate.

In addition, debt financing may be used from time to time for property improvements, lease inducements, tenant improvements and other working capital needs, including the payment of distributions. Additionally, the amount of debt placed on an individual property or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which the Company invests, may be less than 60% or more than 80% of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors.

The Company intends to limit borrowing to no more than 80% of the value of Company assets.

14

Exit Strategies

The Manager intends to operate the Company for up to five (5) years. The Manager may employ multiple exit strategies including, but not limited to:

1. Sale of Properties. If the market allows for a successful sale of the properties to third parties or to Affiliate of the Manager so that the Members may realize appreciation, the Company will look to sell all of the properties owned by the Company to such third-party or Affiliates of the Manager.

2. Refinance the Properties and hold. The Manager expects the Properties owned by the Company will have leverage not to exceed an 80% loan-to-value (“LTV”) ratio. If the then appraised values of the Properties show all Members may receive: a) their return of capital, and b) realized appreciation on the properties, the Company may elect to refinance the properties and return capital and any remaining appreciation.

3. Sale to a Public Real Estate Investment Trust. The Manager may find that the properties are attractive purchases for certain public Real Estate Investment Trusts. The Manager may elect to a) sell the properties outright to the individual trust; b) sell the properties to the real estate investment trust in exchange for equity in the trust (stock) and cash (depending on the appreciation value); or c) create its own real estate investment trust to which the properties may be sold or exchanged. Note: if the Members were to receive stock of the purchaser real estate investment trust in exchange for their Interests, the Members may be able to sell their shares on the public exchange of which the public real estate investment trust is traded, so long as it is traded.

4. Bulk Sale to an Institution. The Company may find an institution is interested is interested in purchasing all of the Company’s properties. The Manager may elect to take such an option, even at a discount, to insure that all properties are sold in a timely fashion and so long as it is in the best interest of the Company.

The Company will make a decision regarding the appropriate exit strategy at the time in accordance with market conditions.

Geographic Scope

The Company will not limit itself geographically, however it intends to invest initially in Florida, Georgia, and California. The Company will search commercial and single family properties that it may purchase at a discount to market value. The Company may acquire properties at market value where it believes that the property represents long-term or strategic value. The Company believes it can successfully identify such a potential target acquisition based upon the depth and the breadth of the industry experience, contacts and industry knowledge of the Company’s Manager.

Competition

We will face competition from other owners, investors and developers that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours.

Employees

The Company has no employees. Our Manager, Ark Fund Management, LLC currently has no employees other than the management team, which consists of three individuals none of whom are full time.

15

We plan to use consultants, attorneys, accountants, and other personnel, as necessary. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. Any expenses related to the Offering will be charged to the Company. For example, any costs associated with raising capital such as escrow, transfer, marketing, audit, legal, and technology fees will be borne by the Company. However, those costs associated with overall management of the Company and the management and acquisition of the properties shall be borne by the Manager except those capitalized expenses related to specific properties.

Our Manager is spending the time allocated to our business in handling the general business affairs of our Company such as legal, tax, and accounting issues, including review of materials presented to our auditors, working with our counsel in preparation of filing our Form 1-A, developing our business plan and researching investment opportunities and possible real estate acquisitions.

Legal Proceedings

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

16

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Cautionary Statement Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Background Overview

HIS Capital Fund III, LLC was formed in the State of Delaware on November 8, 2019. The Company’s strategy and broad investment mandate has been deliberately engineered to attempt to take advantage of real estate cycles whether the market is moving up or down and to create a ready source of capital for quality Real Estate entrepreneurs. We feel that our experience positions us to underwrite Real Estate entrepreneurs and their strategies and processes, understand and manage the relevant risks, and monitor the assets and their performance. We believe our expertise in these activities allows us to produce a diversified portfolio of Real estate-based assets with risk adjusted returns.

The investment strategy of the Company is very much an opportunistic one which we believe will allow the Company to perform well through various market cycles. The investment mandate allows the Company to invest in a wide variety of Real Estate asset types, as long as they are real estate based. Whether it is a direct investment in real property, a real estate secured loan, or an investment in another fund whose investments are in real estate, HIS believes deeply in the “value investing” mindset. The Company’s goal is to only invest in Real Estate entrepreneurs and deals that we believe provide the possibility of excellent risk-adjusted returns with a strong “margin of safety.”

Geographic Location

The Company will focus on the acquisition of distressed residential assets in Florida, Georgia, and California. However, the Company will not limit itself geographically.

17

Risk Management

The Company will seek to manage risk through monitoring and analysis by the Manager of the Company’s portfolio. Although the Manager may commit a large portion of the Company’s capital to one or more specific real estate assets, the Manager will also seek to mitigate risk through portfolio diversification.

Borrowing and Lending

The Company may utilize leverage in its investment program when the Manager considers it appropriate. Additionally, the Company may incur also indebtedness: (i) to pay expenses of the Company, (ii) to purchase the Interest of any dissociated Member (including defaulting Members), (iii) to finance improvements to a Company asset and (iv) to otherwise protect any Company asset as determined by the Manager in its sole discretion.

In order to secure the aforementioned permitted indebtedness, the Company shall have the right to pledge, secure or otherwise encumber the Company’s assets and the commitments of the Members as security for such indebtedness. Members may therefore be required to confirm the terms of their commitments to the lender, to honor capital calls made by the lender, to provide relevant information to the lender and to execute other documents in connection with obtaining such indebtedness.

The use of leverage may, in certain circumstances, maximize the adverse impact to which the Company’s investment portfolio may be subject.

The Manager is not limited by the above discussion of the investment program. Further, the investment program is a strategy as of the date of this Form 1-K only. The Manager has wide latitude to invest or trade the Company’s assets, to pursue any particular strategy or tactic, or to change the emphasis without obtaining the approval of the Members. Except as specifically provided in this section, the investment program imposes no significant limits on the types of instruments in which the Manager may take positions, the type of positions it may take, its ability to borrow money, or the concentration of investments. The foregoing description is general and is not intended to be exhaustive. Prospective investors must recognize that there are inherent limitations on all descriptions of investment processes due to the complexity, confidentiality, and subjectivity of such processes. In addition, the description of virtually every trading strategy must be qualified by the fact that trading approaches are continually changing, as are the markets invested in by the Manager.

Results of Operations

For the year ended December 31, 2020 and the period from November 8, 2019 through December 31, 2019

Revenue

We generated no revenues for the year ended December 31, 2020 and the period from November 8th through December 31, 2019.

Total expenses

From inception (November 8, 2019) to December 31, 2019, we have not generated any expenses. We have generated expenses of $0 from inception (November 8, 2019) to December 31, 2019 and $7,815 for the year ended December 31, 2020, which consisted of professional fees.

Assets

We have $50,000 in deferred offering expenses as of December 31, 2019 and $50,000 in deferred offering expenses as of December 31, 2020.

Liabilities

We currently have $7,815 in liabilities at December 31, 2020 and $0 at December 31st, 2019. Our Manager provided $7,815 for the payment of expenses related to professional services. This liability is not in writing and does not bear interest. Is due upon demand but only if the Company has resources to provide repayment.

18

Liquidity and Capital Resources

As of December 31, 2019, the Company had $0 in cash and total liabilities of $0. This is compared to December 31, 2020 in which the Company had $0 in cash and total liabilities of $7,815. The Company hopes to raise $50,000,000 in this Offering and has now raised more than the minimum of $1,000,000.

Although we intend on identifying multifamily and commercial properties for acquisition with our proceeds, there is no guarantee that we will acquire any such investments. Acquisition will depend highly on our funding, the availability of those funds, the availability of multifamily and commercial properties that meet or investment criteria and the size of such liens to be acquired. There can be no assurance of the Company’s ability to effectuate its business plan or that additional capital will be available to the Company. If so, the Company’s investment objective of acquiring multifamily and commercial properties will be adversely affected and the Company may not be able to pursue an acquisition opportunity if it is unable to finance such acquisitions. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Plan of Operations

Management of the Company intends to use a substantial portion of the net proceeds for investing in properties and notes. Other proceeds will be used for working capital and marketing as outlined in our Offering Circular.

In our opinion, the proceeds from this Offering may not satisfy our cash requirements indefinitely, so we anticipate that it will be necessary to raise additional funds to implement the plan of operations as it evolves over time. During that time frame, we may not be able to satisfy our cash requirements through sales and the proceeds from this Offering alone, and therefore we anticipate that we will need to attempt to raise additional capital through the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through loans or other types of debt. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Trend Information

Because we are still in the initial phase of research and development we are unable to identify any recent trends in site visitations, revenue or expenses since the latest financial year. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition.

Related Party Transactions

Since our formation, we have raised capital from our Manager. The Manager has provided cash for Company syndication costs of which, $50,000 has already been recorded as of the date of the financial statements of the Company (December 31, 2020.) This was recorded as a purchase of Class A Interests by the Manager. Thereafter, the Manager lent the Company $7,815 for the payment of expenses related to professional services. The liability is not in writing, bears no interest, and is due on demand. The Manager may incur other expenses on behalf of the Company which may be recorded as a loan or advance. The Manager received 50 Class A Interests at formation in exchange for cash on the same terms as offered to other Investors in this Regulation A offering, along with 100% of the Class B Interests as founder’s interests for no consideration. The number of Class B Units issued has now been fixed at 10,000 Units. The number of Class B Units issued to the Manager does not affect the rights or economic return received by the Class A Members. Class B Interests are subordinated to our Class A Interests.

19

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

ITEM 3. MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Principals of the Manager of the Company are as follows:

Name	Position	Age	Term of Office
Rick Melero	Manager	39	11-08-19 to present
Toshihiro Endo	Manager	55	11-08-19 to present
Steve Landaal	Manager	58	11-08-19 to present

Duties, Responsibilities and Experience

Rick Melero, Toshihiro Endo and Steve Landaal are the sole decision makers of Ark Fund Management, LLC which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. The rights and duties of the Manager is described in the Operating Agreement.

The principal of the Manager are as follows:

Ricardo A. Melero is the majority owner and co-founder of the Manager. He has a decade of extensive investment experience in various asset classes, including single- family homes in California and Florida as well as commercial income producing properties such as multi-family, office space, industrial space and land development acquisitions. Mr. Melero has been responsible for managing the acquisition of distressed commercial and residential projects through numerous joint ventures with private investors and institutional funds. He has implemented a highly focused, value-based investment strategy in the management of over $50 Million worth of assets.

Mr. Melero has also worked as a strategic residential and commercial consultant in the United States and abroad. He is also one of the principals in various investment activities in Europe. In one signature project, he led the financing and acquisition of Cumberland Harbour, a 1085-lot luxury waterfront marina community. Some of his international experience includes Puerto Rico, St. Thomas, the United Kingdom and Ireland, where he directed the negotiations and acquisition of Kilcooley Abbey Estates, a historic 18th-century mansion on more than 1250 acres of prime real estate. He has been responsible for the acquisition and disposition of hundreds of assets in the US and internationally.

20

Mr. Melero is also a founding partner of HIS Capital Group, LLC, a residential and commercial real estate firm that has specialized in the acquisition of distressed assets. Rick’s primary role is to analyze and originate the acquisition of distressed or mismanaged residential and commercial projects in the US and Europe. Thanks to his industry and investment experience, he has been directly or indirectly involved in many residential and commercial investments through various entities such as Home Investing Solutions, Atlantic Development Group, Castleway Properties, and the aforementioned HIS Capital Group, to name a few. These projects were comprised of various major asset classes ranging in size from $1 Million to $45 Million.

Prior to co-founding the Company, Mr. Melero was also a managing member, advisor and educator for, the HIS Real Estate Network. This real estate investor platform specialized in offering effective strategies to both novice and experienced investors. The platform was created as a network to empower other investors to succeed in this economic climate. Mr. Melero’s content was offered at no cost and considered as a contribution to the investment community.

Toshihiro Endo has been an active real estate investor since 1999, and currently serves a dual capacity as Sr. V.P. of HIS Real Estate Fund II and Director of Operations for HIS Capital Group, a Florida based real estate investment firm, a well-regarded real estate solutions provider, specializing in balanced and value investment.

Mr. Endo currently focuses on acquiring properties by utilizing private capital from a group of investors as well as by providing structured finance to other group of prominent institutional investors and other qualified investors. Mr. Endo has proven ability to structure simple and complex real estate transactions for real estate operators both at the fund level and at the individual asset level across the capital spectrum to minimize dilution and optimize the capital structure.

By building a systemized process to close transactions with speed, clarity, and certainty bypassing traditional lending practices, Mr. Endo and his team members have created value based, timely, diversified and profitable financial solutions for their clientele.

Mr. Endo holds a Bachelor’s degree from University of Nevada, Las Vegas, and a Certified Master Mortgage Underwriter designation from National Association of Mortgage Professionals.

Steve Landaal has an extensive track record of owning, building, and selling businesses, with a strong emphasis on real estate investments. Combining investment wisdom, along with trials and errors through the years, Steve has learned a great deal about key elements to building wealth and the importance of compounding interest. More importantly, he has learned about the value of others, the value of time, and the importance of investing in people.

His career in real estate began in Wisconsin with the purchase of a single income property at the age of 18. This grew into Landaal Investments, where he with is his wife of 35 years built a portfolio of rental properties. Landaal Investments soon expanded from residential properties into commercial. They bought their first business at 22, which began a series of building and selling profitable companies.

Whether it was real estate, trucking, trophies, or insurance. Steve and his wife proved that the principles of business and a genuine care for people, along with relentless hard work, could take a struggling or small business and build it into a profitable endeavor. Through the insurance world, he grew his team and expanded offices to the full state of Wisconsin. This proven ability to lead and inspire, promoted him a transfer to Florida which enhanced the trajectory of his life, as well as his investments.

His drive to leverage his investments lead him to investing with HIS Capital Funding. Now, he is honored to be able to share this knowledge and these opportunities with others as the VP of Portfolio Management with HIS Capital Funding.

Today Steve continues this profitable business model through a series of investment strategies with a strong focus on predictable passive income which provides him and his wife the time to help others along their journey.

21

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of Manager:

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation (1)
Ark Fund Management, LLC, Manager	2019	$0	$0	$0	100% of the Class B Interests
Ark Fund Management, LLC, Manager	2020	$0	$0	$0	100% of the Class B Interests
Ark Fund Management, LLC, Manager	2021	$0	$0	$0	100% of the Class B Interests

100% of the Class B Interests were issued to the Manager as founder’s interests for no consideration. The Manager’s Class B Interest is a profits interest and is subordinate to the Class A Members’ annual Preferred Return.

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

The principals of our Manager have agreed to provide services to us without cash compensation until such time that we have sufficient earnings from our revenue. The Manager received Class A Interests at formation in exchange for $50,000 of expenses incurred on behalf of the Company.

Limits on Manager’s Liability; Indemnification

The Manager will be fully protected and indemnified by the Company against all liabilities and losses suffered by the Manager (including attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually and reasonably incurred by the Manager in connection with such action, suit or proceeding) by virtue of its status as Manager with respect to any acts or omissions, except that expenses incurred by the Manager with respect to claims for fraud, breach of fiduciary duty, gross negligence, bad faith or a material violation of the Operating Agreement shall not be advanced to the Manager unless it is adjudicated in its favor. The provisions of this indemnification will also extend to all managers, Members, affiliates, employees, attorneys, consultants and agents of the Manager for any action taken by it on behalf of the Manager pursuant to the Operating Agreement.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 30, 2021

Title of Class	Name of Beneficial Owner	Address of Beneficial Owner	Number of Interests as of 09/30/2021	Percent of Class as of 09/30/2021
Class B Interests	Ark Fund Management, LLC [Manager]	2151 Consulate Dr., Suite 6 Orlando, FL 32837	10,000	100%
Class A Interests	Ark Fund Management, LLC [Manager]	2151 Consulate Dr., Suite 6 Orlando, FL 32837	50.00	2.69%
Class A Interests	Steve Landaal [Principal of Manager]	2151 Consulate Dr., Suite 6 Orlando, FL 32837	125.00	6.74%
Class A Interests	Armin Brown	6893 Tiki Dr Cypress, CA 90630	372.00	20.13%

22

Class B Interests were granted to the Manager as founders’ interests for no consideration. Rick Melero, Toshihiro Endo and Steve Landaal have dispositive control over the Class B Interests that are owned by our Manager, Ark Fund Management, LLC. It is expected, that all times, the Manager will hold 100% of the Class B Interests unless such interests are granted to a third-party at some later time. Class A Interests continue to be sold through the Company’s Regulation A Offering. Class A Interests were issued to the Manager and Steve Landall in exchange for cash on the same terms as other Class A Members received through this offering.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Offering.

ITEM 5. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company utilizes office space provided at no cost from our Manager. Office services are provided without charge by the Company’s Manager. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

We issued 100% of the Class B Interests at formation to our Manager for no consideration. The Manager is managed by Ark Fund Management, LLC. Rick Melero is the managing member of HIS Investment Management, LLC. The Manager shall receive the following fees and compensation:

Phase of Operation	Basis for Fee	Amount of Fee
Acquisition Fee	Fees charged to the Company as Properties are acquired	2% of the purchase price of the individual property. These fees are difficult to determine at this time, but is estimated to be approximately $1,898,000 if the full offering amount is raised.

Disposition Fee	Fees charged to the Company as Properties are disposed of	2% of the sales price of the individual property. These fees are difficult to determine at this time.

Asset Management Fee	Fees charged to the Company for management of its investments

2% of the gross income of the assets held by the Company, whether they are notes or properties. The total amount of fees that the Manager may receive cannot be determined at this time. This fee may be paid monthly.

Construction Management Fee	Fees charged to the Company for management of repairs. rehabilitation, and construction of its investments.	6% of the total costs of repairs, rehabilitation, and construction of the individual property.

Misc Fees	Fees charged to borrowers for late payments, extensions and default interests	100% of these fees will be paid to the manager

23

Related Party Transactions

Since our formation, we have raised capital from our Manager. The Manager has provided cash for Company syndication costs of which, $50,000 has been recorded as of the date of the financial statements of the Company (December 31, 2020.) This was recorded as a purchase of Class A Interests by the Manager. It is not expected that the Manager will be reimbursed for this investment and that it is the Manager’s paid in capital.

The Manager may incur other expenses on behalf of the Company, which may be recorded as a loan or advance. The Manager received Class A Interests at formation in exchange for cash used to pay expenses incurred on behalf of the Company, and 100% of the Class B Interests as founder’s interests for no consideration. The number of Class B Units issued has now been fixed at 10,000 Units. The number of Class B Units issued to the Manager does not affect the rights or economic return received by the Class A Members. Class B Interests are subordinated to our Class A Interests.

ITEM 6. OTHER ITEMS

None.

24

ITEM 7. FINANCIAL STATEMENTS

HIS Capital Fund III, LLC Corporation

(a Delaware limited liability company)

Audited Financial Statements

Year ended December 31, 2020 and period ended December 31, 2019

25

Financial Statements

HIS Capital Fund III, LLC

FS-1

Independent Auditors’ Report

To the Member

HIS Capital Fund III, LLC

Orlando, Florida

Report on the Financial Statements

We have audited the accompanying financial statements of HIS Capital Fund III, LLC, a Delaware limited liability corporation, which comprise the balance sheets as of December 31, 2020 and 2019, the related statements of operations, changes in member’s capital, and cash flows for the year ended December 31, 2020, and the period from November 8 through December 31, 2019 , and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to HIS Capital Fund III, LLC’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of HIS Capital Fund III, LLC’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

FS-2

To the Member

HIS Capital Fund III, LLC

Orlando, Florida

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HIS Capital Fund III, LLC as of December 31, 2020 and 2019, and the results of its operations and cash flows for the year ended December 31, 2020, and the period from November 8, 2019 through December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

Pleasant Hill, California	Spiegel Accountancy Corp.
October 14, 2021	Certified Public Accountants

FS-3

HIS Capital Fund III, LLC

Balance Sheets

	December 31,	December 31,
	2020	2019
ASSETS
Assets:
Deferred offering cost	50,000	50,000
Total assets	$50,000	$50,000

LIABILITIES AND MEMBER’S CAPITAL
Liabilities:
Due to a related party	$7,815	$-
Total current liabilities	7,815	$-

Total liabilities	7,815	-

Commitments and contingencies	-	-

Member’s Capital
Class A Interests	50,000	50,000
Class B Interests	-	-
Accumulated deficit	(7,815)	-
Total member’s capital	42,185	50,000
Total liabilities and member’s capital	$50,000	$50,000

The accompanying notes are an integral part of these audited financial statements

FS-4

HIS Capital Fund III, LLC

Statement of Operations

See Auditor’s Report and Notes to the Financial Statements

		From Inception
	Year Ended	(November 8, 2019) to
	December 31,	December 31,
	2020	2019

Operating expenses		-
Professional fees	$7,815	$-
Total operating expenses	7,815	-

Loss from operations	(7,815)	-

Loss before provision for income taxes	(7,815)	-
Provision for income taxes	-	-
Net Loss	$(7,815)	$-

The accompanying notes are an integral part of these audited financial statements

FS-5

HIS Capital Fund III, LLC

Statement of Changes in Member’s Capital

For the year ended December 31, 2020 and the period from date of inception (November 8, 2019) to December 31, 2019

	Class A		Class B			Total
	Number of Shares	Amount	Number of Shares	Amount	Accumulated Deficit	Shareholders’ Equity
Balance - inception (November 8, 2019)	-	$-	10,000	$-	$-	$-
Issuance of Class A Interests for expenses paid on behalf of Company	50	50,000	-	-	-	50,000
Balance - December 31, 2019	50	$50,000	10,000	$-	$-	$50,000
Net loss for the year	-	-	-		(7,815)	(7,815)
Balance - December 31, 2020	50	$50,000	10,000	$-	$(7,815)	$42,185

The accompanying notes are an integral part of these audited financial statements

FS-6

HIS Capital Fund III, LLC

Statement of Cash Flows

		From Inception
	Year Ended	(Nov 8, 2019) to
	December 31,	December 31,
	2020	2019

Cash from operating activities:
Net loss	$(7,815)	$-
Net cash used in operating activities	(7,815)	-

Cash flows from financing activities:
Proceeds from a related party	7,815
Net cash provided by financing activities	7,815	-

Net change in cash	-	-
Cash - beginning of period	-	-
Cash - end of period	$-	$-

Supplemental Cash Flow Disclosures
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash financing and investing activities
Contribution syndication fees paid on behalf of the Company	$-	50,000

The accompanying notes are an integral part of these audited financial statements

FS-7

HIS Capital Fund III, LLC

Notes to the Audited Financial Statements

As of December 31, 2020 and 2019

See Accountant’s’ Audit Report

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

HIS Capital Fund III, LLC. (the “Company”) was incorporated on November 8, 2019 in Delaware. The Company did not have any activity from November 8, 2019 through December 31, 2020. The Company specializes in residential and commercial property investments as well as lending to real estate investors.

The Company is primarily focused on real estate investment through direct acquisition as well as originating mortgage loans secured by residential or commercial properties. The Company may invest in various real estate related assets such as single-family properties, multifamily properties, commercial properties, and asset backed mortgage notes. Operations will occur throughout the United States, but initially be focused in the States of Florida, California, and Georgia but will not limit itself geographically.

The Company will be managed by Ark Fund Management, LLC, (the “Manager”), a Florida Limited Liability Company. The Manager is in complete control of the Company business. The Company will operate for up to 5 years and may use multiple exit strategies, including: sale of properties, refinance properties and hold, sale to a public real estate investment trust, and bulk sale to an institution.

Member Capital

The Company is offering 50,000 Class A Interests at $1,000 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A+” and it intends to sell the Interests directly to investors and not through registered broker-dealers who are paid commission. The minimum investment is $5,000. The maximum amount to be raised in the offering is $50,000,000. The Investors who contribute capital to the Company shall, upon acceptance by the Managing Member of their subscriptions, become Class A Members in the Company. 100% of the Class B Interests were issued to the Manager at formation for no consideration.

As of December 31, 2020 and 2019, 50 shares of Class A Interests were issued and outstanding. These Class A Interests had been purchased by the Manager on the same terms as Class A Interests are now being offered to investors under Regulation A. The Manager also owned 100% of the 10,000 shares of Class B Interests as of December 31, 2020 and 2019.

Profit and Losses

The Manager is required to allocate to the members all profits and losses realized by Company during the quarter as of the close of business on the last day of each calendar quarter in accordance with their respective percentage interests and in proportion to the number of days during the calendar quarter that they owned the interests.

Net profits will be distributed to the members until they receive a non-cumulative, preferred return of 7.00%, determined on a quarterly basis. Additionally, the remaining profits will be distributed on a 50/50 split with 50% of the remaining profits being paid to Class A members and the other 50% being paid to the Class B members (the Manager).

Distributions

The Company provides quarterly statements of account to the members and distributes or reinvests amounts equal to the members’ proportionate shares of the Company’s net income during such quarter. The Manager will distribute funds only to the extent that funds are available.

FS-8

Manager Compensation

The Manager is entitled to the following compensation:

•	No selling commissions, unless later amended.
•	Asset management fee equal to 2% of the capital commitments
•	Acquisition fee of 2% of the price of properties acquired
•	Disposition fee of 2% based on the sale of a property
•	Construction management fees, when applicable, of 6%
•	100% of late fees, default interests and extension fees
•	Manager will receive a 50/50 split of profits from the Company after the preferred return has been paid

Reimbursements

The Manager is entitled to the following reimbursements:

•	Reimbursement for required costs, including legal costs, travel costs associated with research and due diligence, appraisals, etc.
•	Reimbursement of technology costs associated with Company management
•	Reimbursement for accounting and legal fees

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments. The Company does not currently have any accounting estimates.

Deferred Offering Costs

Deferred offering costs were capitalized and consisted of fees and expenses incurred directly in connection with the Company’s offering that was not yet completed during the year ended December 31, 2020. These amounts will be transferred to member’s capital upon the capital raise. Deferred offering costs included legal costs.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions. (Note 3)

Financial Instruments

The Company follows Financial Accounting Standards Board, Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

FS-9

The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Due to their short-term nature, the carrying value of deferred offering cost and related party payable approximate their fair values at December 31, 2020 and 2019.

Income Taxes

The Company has elected to be a partnership under the Internal Revenue Code and a similar section of the state code. The members of a partnership are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements. The Company has evaluated its current tax positions and has concluded that as of December 31, 2020 and 2019, no significant uncertain tax positions exist for which a reserve would be necessary.

The Company’s income tax returns are subject to review and examination by federal, state and local governmental authorities. As of December 31, 2020 and 2019, there are two years open to examination by the Internal Revenue Service or state and local governmental authorities.

As of December 31, 2020, the Company had $7,815 in net operating losses (“NOLs”) that may be available to offset future taxable income can be carryforward indefinitely. In accordance with Section 382 of the U.S. Internal Revenue Code, the usage of the Company’s net operating loss carry forwards is subject to annual limitations following greater than 50% ownership changes. Tax returns for the period and year ended 2019 through 2020, respectively, are subject to review by the tax authorities.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued and their potential effect on our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s unaudited condensed financial statements.

FS-10

NOTE 3 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2020, the Director of the Company advanced $7,815 for operating expenses on behalf of the Company. As of December 31, 2020, due to related party was $7,815.

The Company receives certain operating and administrative services from the Manager, some of which may not be reimbursed to the Manager. The Company’s financial position and results of operations would likely be different without this relationship with the Manager.

NOTE 4 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 30, 2021 and has the following significant matter to report. Company has raised a total of $1,852,805 through Class A interest sales.

NOTE 5 - RISKS AND UNCERTAINTIES

Risk factor disclosure. The extent of the impact of the coronavirus (“COVID‐19”) outbreak on the financial performance of the Fund’s investments will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions and the impact of COVID‐19 on the financial markets and the overall economy, all of which are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Fund’s investment results may be materially adversely affected.

FS-11

ITEM 8. Exhibits

Exhibit 2.1*	- Articles of Organization (Incorporated by reference to Exhibit 1 to HIS Capital Fund III, LLC Post Effective Amendment No. 1 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on February 22, 2021 (File No. 024-11242)

Exhibit 3.1*	- Amended and Restated Operating Agreement (Exhibit 3.1 to HIS Capital Fund III, LLC Form 1-U as filed with the Securities and Exchange Commission on October 14, 2021 (File No. 24R-00495)

Exhibit 4.1*	- Subscription Agreement (Incorporated by reference to Exhibit 2 to HIS Capital Fund III, LLC Post Effective Amendment No. 1 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on February 22, 2021 (File No. 024-11242))

* - Filed previously and incorporated herein by reference

26

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HIS Capital Fund III, LLC

By: It’s Manager, Ark Fund Management, LLC,
A Florida limited liability company

By: Its Members:

HIS Investment Management, LLC

Date: October 26, 2021	/s/ Rick Melero
By: Rick Melero
its Managing Member

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

HIS Capital Fund III, LLC

Date: October 26, 2021	By:	/s/ Rick Melero
Rick Melero
Principal of Ark Fund Management, LLC

Date: October 26, 2021	By:	/s/ Toshihiro Endo
Toshihiro Endo
Principal of Ark Fund Management, LLC

Date: October 26, 2021	By:	/s/ Steve Landaal
Steve Landaal
Principal of Ark Fund Management, LLC

27